Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated June 23, 2021 (September 2, 2021, as to the effects of the share split arising from the capital reorganization as described within Note 21; October 12, 2021, as to the effects of the restatement discussed in Note 5), relating to the consolidated financial statements of Cian PLC (formerly, Solaredge Holdings Limited) and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ AO Deloitte & Touche CIS

Moscow, the Russian Federation

October 13, 2021